Exhibit 10.3

Description of Temporary Modification to Director Compensation Policy
of Uber Technologies, Inc.

The following is a description of a temporary modification to the Director Compensation Policy (the “Policy”) of Uber Technologies, Inc. (the “Company”) provided pursuant to Item 601(b)(10)(iii)(B) of Regulation S-K promulgated by the United States Securities and Exchange Commission, which requires the filing of a written description of a compensatory arrangement when no written arrangement exists.
In light of the COVID-19 pandemic, the Board of Directors of the Company (the “Board”) agreed to forego their annual cash retainers for serving on the Board, effective from May 12, 2020 through December 31, 2020.
The Policy is filed as Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.